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Exhibit 10.18

NTL INCORPORATED
909 Third Avenue
New York, New York 10022

22nd December 2004

Mr. Rick Martin
Rundle House
Charters Road
Sunningdale
SL5 9QD

Confirmation of Amendment of Employment Agreement dated as of 4th March 2003 (the "Agreement")

Dear Rick:

As we have discussed, now that NTL Incorporated (the "Company") has emerged from its Chapter 11 reorganisation and has successfully completed its $1.4 billion equity offering and multibillion bond and credit agreement financings, it is entering into a new phase of its existence. The Company therefore has new initiatives and projects which require the reshaping of the management team. In particular, as we previously agreed, on 30th June 2004 we assigned you as Project Director of the Broadcast sale process and you have been leading the team in this role as of that date.

The employment term under your Agreement expires on 30th June 2005 (the "Termination Date") and we have discussed together your own plans and the Company's plans on a going forward basis.

This letter confirms our prior agreement that your Employment Term under the Agreement will not be renewed and your employment with the Company will terminate on the Termination Date. (Terms not otherwise defined in this Letter are used as defined in the Agreement.)

1.
Amendment of Agreement. Subject to the agreements set forth in this Letter which amend and supplement the Agreement, the Agreement shall remain in full force and effect until the Termination Date unless otherwise terminated in accordance with its terms.

2.
Non-Renewal. It has been agreed between us that the Employment Term shall end on 30th June 2005 and, for the avoidance of doubt, this Letter constitutes formal written notice of non-renewal of the Employment Term. Accordingly, as soon as practicable following the Termination Date and your execution and delivery of the general release as provided for by the terms of Section 7c of the Agreement, the Company shall pay to you a lump-sum severance payment of cash equal to the product of the Base Salary times 2 (as provided by Section 7c). Notwithstanding the foregoing, should there be a Termination Without Cause or a Constructive Termination Without Cause in advance of 30th June 2005, the Company shall, as soon as practicable following such termination and the Executive's execution and delivery to the Company of the general release of claims set forth in Section 7(f), pay to you a lump-sum severance payment of cash equal to the product of the Base Salary times 3 (as provided by Section 7b).

3.
Duties; title. From and after 30th June 2004 you have been acting as the Company's Project Director for the ntl: Broadcast transaction, reporting to Scott Schubert (Executive Vice President—Corporate Development) and Bryan Hall (Secretary and General Counsel). You have been assigned full-time to the separation and strategic execution of ntl: Broadcast's operations and such other similar duties as may be requested from time to time.

You may serve on the board of directors for no more than one for-profit company, subject however to prior notification to be provided to the President of the Company and provided that such endeavours do not interfere with the conduct of your duties and that the identity of such company is subject to the reasonable consent of the Company. Any and all travel expenses and other expenses associated with such position shall be borne by such other company or you.

4.
Base Salary: Benefits. Your Base Salary will remain unchanged by the signing of this Letter, but you shall remain eligible for any general salary increases through the Termination Date. You will continue to be eligible for all bonuses as per the Agreement and all benefits including ex-patriate benefits (on a pro rata basis as may be appropriate). In addition, you will be a participant in the Company's Long Term Incentive Plan ("LTIP") and notwithstanding that the Termination Date is prior to the date the LTIP payments will be made, you will remain eligible to receive those payments pro-rated to the Termination Date; provided that (i) you have not been Terminated for Cause; (ii) you have not resigned from your position and (iii) you are not in breach of the Agreement. (Actual amounts paid, if any, will of course be subject to the terms of the LTIP). Vacation days for the calendar year will be determined on a pro rata basis. You will be permitted to carry over all unused days from your 2004 holiday entitlement, as approved by Simon Duffy (Chief Executive Officer) on 14th November 2004.

5.
Options. Your options which are subject to vesting on 11th April 2006 will vest on the Termination Date (even if the Company has effected a Termination Without Cause); provided that (i) you have not been Terminated for Cause; (ii) you have not resigned from your position and (iii) you are not in breach of the Agreement. The terms of the options will continue in full force and effect.

6.
Exchange Rates. As per the terms of the Agreement, you will be entitled to designate at one time during each calendar year (commencing on or after 1st January 2005) a percentage of cash compensation not yet paid to be paid in US Dollars, with the exchange rate set on the date such designation is made as provided by Section 3a of the Agreement. The foregoing designation right applies with respect to years occurring after termination of the Employment Term in which any cash payments will be made.

7.
Miscellaneous. This Letter shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to the principles of conflicts of laws. This Letter shall be subject to all other terms of the Agreement (such as address for notices, jurisdiction, etc). The parties agree that the Agreement shall remain in full force and effect except as modified by the terms hereof.

*******

Please acknowledge your agreement with the foregoing by executing a copy of this Letter in the space provided below.

Sincerely,
NTL INCORPORATED
By	/s/ BRYAN H. HALL
Name:	Bryan H Hall
Title:	Secretary

AGREED & ACCEPTED:

/s/ RICHARD MARTIN Richard Martin

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  Exhibit 10.18
NTL INCORPORATED 909 Third Avenue New York, New York 10022